Exhibit 99.1

NEWS RELEASE
For more information, contact:
Paul D. Borja
Executive Vice President / CFO
(248) 312-2000

FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS 2009 FINANCIAL RESULTS
TROY, Mich. (February 1, 2010) — Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank FSB, today reported its fourth quarter and annual results for 2009.
Flagstar reported a 2009 fourth quarter net loss of $71.6 million, or $(0.15) per share (diluted) as compared to a third quarter 2009 net loss of $298.2 million, or $(0.64) per share (diluted) and a fourth quarter 2008 net loss of $218.5 million, or $(2.62) per share (diluted). For the year ended December 31, 2009, Flagstar’s net loss was $513.8 million, or $(1.62) per share (diluted), as compared to a 2008 net loss of $275.4 million, or $(3.82) per share (diluted).
On a pre-tax, pre-credit cost basis, earnings before preferred dividends were $113.7 million in the fourth quarter 2009, as compared to such earnings of $58.8 million in the third quarter 2009.
Capital
At December 31, 2009, the wholly owned subsidiary Flagstar Bank remained “well-capitalized” for regulatory purposes, with capital ratios of 6.19% for Tier 1 capital and 11.68% for total risk-based capital.
On January 27, 2010, the Company announced that it had raised $300 million of capital through a previously announced rights offering. Had this capital been received on December 31, 2009, our capital ratios would have been 8.15% for Tier 1 capital and 15.28% for total risk-based capital.
“While we continue to manage through the asset quality issues on our legacy balance sheet, this significant investment of capital is an affirmative statement about the Flagstar franchise,” said Flagstar Chairman and CEO Joseph P. Campanelli. “We have learned from experience that, to be successful, a turnaround requires a strong management team, a sound business plan and the capital to implement that plan. We are excited about the success we have had with our progress to date in bringing these components together.”
Assets
Total assets at December 31, 2009 were $14.0 billion as compared to $14.8 billion at September 30, 2009. The decrease was primarily a result of the decline in securities available for sale, trading securities and loans held for investment. Total assets were $14.2 billion at December 31, 2008.
Operations
For the fourth quarter 2009, the net loss applicable to common stockholders of $71.6 million reflected the following:
•	Gain on loan sales decreased to $96.5 million as compared to $104.4 million for the third quarter 2009, reflecting both the decrease in interest rate locks on mortgage loans, to $7.9 billion in the fourth quarter 2009 from $8.7 billion in the third quarter 2009, and the decrease in residential mortgage loan sales, to $7.1 billion as compared to $7.6 billion in the third quarter of 2009. Margin on loan sales decreased slightly during the fourth quarter 2009 to 1.35% from 1.37%.

•	Provision for loan losses decreased to $95.0 million as compared to $125.5 million for the third quarter of 2009.

•	Loan fees, resulting from originating loans, decreased slightly to $27.8 million in the fourth quarter 2009 as compared to $29.4 million during the third quarter 2009. Loan originations were $6.9 billion for the fourth quarter 2009 as compared to $6.6 billion for third quarter 2009.

•	Net loan administration income reflected a gain of $27.4 million (partially offset by a loss of approximately $0.5 million on trading securities that were used for economic hedging purposes) as compared to a loss of $30.3 million for the third quarter 2009 (offset by a gain of approximately $21.7 million on trading securities that were used for economic hedging purposes). The fourth quarter net gain of $26.9 million, as compared to the third quarter 2009 net loss of $8.6 million, included an increase in the fair value of mortgage servicing rights.

•	Non interest expense decreased to $150.7 million as compared to $166.9 million in the third quarter 2009. The decrease reflected a decline in compensation and benefits of $5.0 million due to a reduction in salaried employees and a decline in other expenses of $11.8 million.

•	Other expenses included a decline of $11.8 million in other taxes due to the recording of a valuation allowance on state deferred tax assets during the third quarter, a $4.2 million reduction in the valuation of warrants due to a lower stock price in the fourth quarter as compared to the third quarter 2009 and a $4.6 million gain related to termination of an agreement with one of our captive reinsurance counterparties.

•	Provision for federal income taxes decreased to zero as compared to $115.0 million for the third quarter of 2009. The decrease is the result of a $172.0 million non-cash federal tax expense as a result of recording a valuation allowance on federal deferred tax assets, offset in part by the monthly benefit recorded of $57.0 million in the third quarter and zero in the fourth quarter. The valuation allowance, because it is an offset against the tax asset rather than a charge-off , is generally recoverable in future years as taxable income is earned.
Community Banking Operations
Flagstar Bank had 165 community banking branches at December 31, 2009 as compared to 176 branches at September 30, 2009 and 175 branches at December 31, 2008.
Net Interest Margin
Net interest margin increased to 1.67% for the fourth quarter 2009 as compared to 1.58% for the third quarter 2009 and 1.61% for fourth quarter 2008. The increase from third quarter 2009 reflects a $800 million decline in the average balance of earning assets with a 0.21% decline in yield and a $400 million decline in the average balance of interest bearing liabilities with a 0.44% decline in funding costs. For the year ended December 31, 2009, the net interest margin was 1.65% as compared to 1.78% for the year ended December 31, 2008, primarily reflecting a 0.75% decline in yield during 2009 was only partly offset by a 0.59% decline in funding costs during the same period.
Mortgage Banking Operations
Loan production, substantially comprised of agency residential first mortgage loans, increased to $6.9 billion for the fourth quarter 2009, as compared to $6.6 billion in the third quarter 2009, and from $5.4 billion for the fourth quarter 2008.
For the year ended December 31, 2009 loan production increased 14.5% to $32.4 billion, of which $32.3 billion were residential loans, as compared to $28.3 billion, including $28.0 billion of residential loans, for the year ended December 31, 2008.
Gain on loan sales margins decreased to 1.35% for the fourth quarter 2009, as compared to 1.37% for the third quarter 2009, and from 0.29% for the fourth quarter 2008. For the year ended December 31, 2009, the gain on sale margin increased to 1.55% as compared to 0.53% for the same period in 2008.

At December 31, 2009, the unpaid principal balances of loans associated with the mortgage servicing rights portfolio totaled $56.5 billion and had a weighted average service fee of 32.1 basis points. This was an increase from $53.2 billion at September 30, 2009 with a weighted average servicing fee of 32.6 basis points and an increase from $55.9 billion at December 31, 2008 with an average weighted servicing fee of 33.3 basis points.
Asset Quality
Non-performing assets, which include non-performing loans (i.e., loans 90 days or more past due, and matured loans), real estate owned and repurchased assets, but which exclude any FHA-insured assets, increased to $1.3 billion at December 31, 2009, from $1.2 billion at September 30, 2009 and $0.8 billion at December 31, 2008.
At December 31, 2009, the allowance for loan losses was $524.0 million, which equaled 48.9% of non-performing loans and 6.79% of loans held for investment. At September 30, 2009 and December 31, 2008, the allowance for loan losses were, respectively, $528.0 million (6.49% of loans held for investment) and $376.0 million (4.14% of loans held for investment) and equaled 48.9% and 52.1%, respectively, of non-performing loans.
Of the non-performing loans, residential first mortgage loans increased to $659.4 million at December 31, 2009, as compared to $606.3 million at September 30, 2009 and $432.6 million at December 31, 2008.
Non-performing commercial real estate mortgages decreased to $337.6 million at December 31, 2009 as compared to $419.5 million at September 30, 2009 and increased as compared to $202.6 million at December 31, 2008.
The balance of real estate owned, net of any FHA-insured assets, increased to $177.0 million at December 31, 2009 from $164.9 million at September 30, 2009 and $109.3 million at December 31, 2008. Repurchased assets were $45.7 million at December 31, 2009 as compared to $26.6 million at September 30, 2009 and $16.5 million at December 31, 2008.
Net loan charge-offs were $98.9 million for the fourth quarter 2009 as compared to $71.5 million for the third quarter 2009 and $24.3 million for the fourth quarter 2008. The provision for loan losses was $95.0 million for the fourth quarter 2009 as compared to $125.5 million for the third quarter 2009 and $176.3 million for the fourth quarter 2008.
Funding Sources
Flagstar Bank’s primary sources of funds are deposits obtained through its 165 community banking branches and the Internet as well as deposits obtained from municipalities and investment banking firms. Funds are also obtained through loan repayments and sales in the ordinary course of business, advances from the Federal Home Loan Bank of Indianapolis (FHLB), community banking operations, customer escrow accounts and security repurchase agreements. The Bank uses several of these sources at any one time to manage its daily and forecasted liquidity needs to satisfy operational requirements and policy levels while managing overall interest costs. Retail deposits were $5.5 billion at December 31, 2009, as compared to $5.7 billion at September 30, 2009 and $5.4 billion at December 31, 2008. At December 31, 2009, the Bank had a $7.0 billion line of credit with the FHLB, which was collateralized to $4.2 billion.
As Previously Announced
The Company’s quarterly earnings conference call will be held on Tuesday, February 2, 2010 from 11 a.m. until 12 noon (Eastern).
Questions may be asked during the conference call or maybe submitted in advance by e-mail to investors@flagstar.com.

The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at
(702) 696-4911 or toll free at (866) 294-1212, passcode: 50847473.
A replay will be available for five business days by calling (800) 642-1687 toll free or (706) 645-9291 using the passcode: 50847473.
Flagstar Bancorp, with $14.0 billion in total assets, is the secondly largest publicly held savings bank headquartered in the Midwest. At December 31, 2009, Flagstar operated 165 banking centers in Michigan, Indiana and Georgia and 23 home loan centers in 14 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject o change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Exhibit 99.1
Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Summary of Consolidated	2009	2009	2008	2009	2008
Statements of Operations
Interest income	$149,405	$167,107	$178,043	$689,338	$777,997
Interest expense	(102,205)	(119,513)	(131,556)	(477,798)	(555,472)

Net interest income	47,200	47,594	46,487	211,540	222,525
Provision for loan losses	(94,950)	(125,544)	(176,256)	(504,369)	(343,963)

Net interest (loss) income after provision	(47,750)	(77,950)	(129,769)	(292,829)	(121,438)
Non-interest income
Deposit fees and charges	8,774	8,438	7,395	32,428	27,424
Loan fees and charges, net	27,802	29,422	410	125,168	2,688
Loan servicing fees, net	27,407	(30,293)	(46,231)	7,167	(251)
Net gain (loss) on trading securities	(515)	21,714	14,466	5,861	14,466
Gain (loss) on trading securities — residuals	(16,243)	(50,689)	1,837	(82,867)	(24,649)
Net gain on loan sales	96,477	104,416	16,657	501,250	146,060
Gain (loss) on MSR sales, net	59	(1,319)	1,449	(3,886)	1,797
Net (loss) gain on sale securities available for sale	8,556	—	—	8,556	5,019
Impairment — securities available for sale	(304)	(2,875)	(62,370)	(20,747)	(62,370)
Other (loss) income	(20,455)	(12,582)	(9,828)	(49,644)	19,940

Total non-interest income	131,558	66,232	(76,215)	523,286	130,123
Non-interest expenses
Compensation and benefits	(51,558)	(56,598)	(53,726)	(223,394)	(219,251)
Commissions	(13,128)	(12,149)	(23,063)	(73,994)	(109,464)
Occupancy and equipment	(16,456)	(17,175)	(19,437)	(70,009)	(79,253)
General and administrative	(29,404)	(28,876)	(26,148)	(138,062)	(62,837)
Other	(40,423)	(52,245)	(29,504)	(167,574)	(78,579)

Total non-interest expense	(150,969)	(167,043)	(151,878)	(673,033)	(549,384)
Capitalized direct cost of loan closing	235	137	21,893	906	117,332

Total non-interest expense after capitalized direct cost of loan closing	(150,734)	(166,906)	(129,985)	(672,127)	(432,052)

Loss before federal income tax and preferred stock dividend	(66,926)	(178,624)	(335,969)	(441,670)	(423,367)
Provision (benefit) for federal income taxes	—	114,965	(117,506)	55,008	(147,960)

Net loss	(66,926)	(293,589)	(218,463)	(496,678)	(275,407)
Preferred stock dividends	(4,660)	(4,623)	—	(17,124)	—

Net loss available to common stockholders	$(71,586)	$(298,212)	$(218,463)	$(513,802)	$(275,407)

Basic loss per share	$(0.15)	$(0.64)	$(2.62)	$(1.62)	$(3.82)

Diluted loss per share	$(0.15)	$(0.64)	$(2.62)	$(1.62)	$(3.82)

Net interest spread — Consolidated	1.69%	1.48%	1.74%	1.54%	1.71%
Net interest margin — Consolidated	1.54%	1.46%	1.49%	1.55%	1.67%
Net interest spread — Bank only	1.74%	1.53%	1.79%	1.58%	1.76%
Net interest margin — Bank only	1.67%	1.58%	1.61%	1.65%	1.78%
Return on average assets	(1.91)%	(7.60)%	(5.94)%	(3.24)%	(1.83)%
Return on average equity	(45.08)%	(130.64)%	(30.74)%	(62.87)%	(37.66)%
Efficiency ratio	84.3%	146.6%	437.2%	91.5%	122.5%
Average interest earning assets	$12,283,918	$13,160,528	$12,435,053	$13,584,015	$13,316,390
Average interest paying liabilities	$12,843,319	$13,217,383	$13,158,369	$13,542,712	$13,439,660
Average stockholders’ equity	$635,151	$913,059	$710,658	$817,248	$731,231
Equity/assets ratio (average for the period)	4.24%	5.82%	4.83%	5.15%	4.83%
Ratio of charge-offs to average loans held for investment	4.96%	3.48%	1.08%	4.20%	0.79%

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	December 31,	September 30,	December 31,
Summary of the Consolidated	2009	2009	2008

Statements of Financial Condition:
Total assets	$14,013,331	$14,820,815	$14,203,657
Securities — trading	330,267	1,012,309	—
Investment securities available for sale	605,621	817,424	1,118,453
Loans held for sale	1,970,104	2,070,878	1,484,680
Loans held for investment, net	7,190,308	7,605,497	8,706,121
Allowance for loan losses	(524,000)	(528,000)	(376,000)
Mortgage servicing rights	652,374	567,800	520,763
Deposits	8,778,469	8,533,968	7,841,005
FHLB advances	3,900,000	4,800,000	5,200,000
Repurchase agreements	108,000	108,000	108,000
Stockholders’ equity	596,724	667,597	472,293

Other Financial and Statistical Data:
Equity/assets ratio	4.26%	4.50%	3.33%
Core capital ratio	6.19%	6.39%	4.95%
Total risk-based capital ratio	11.68%	12.06%	9.10%
Book value per common share	$0.70	$0.86	$5.65
Shares outstanding	468,771	468,530	83,627
Average shares outstanding	317,656	266,781	72,153
Average diluted shares outstanding	317,656	266,781	72,153
Loans serviced for others	$56,521,902	$53,159,885	$55,870,207
Weighted average service fee (bps)	32.1	32.6	33.3
Value of mortgage servicing rights	1.15%	1.06%	0.93%
Allowance for loan losses to non performing loans	48.9%	50.0%	52.1%
Allowance for loan losses to loans held for investment	6.79%	6.49%	4.14%
Non performing assets to total assets	9.24%	8.41%	5.97%
Number of bank branches	165	176	175
Number of loan origination centers	23	42	104
Number of employees (excluding loan officers & account executives)	3,075	3,220	3,246
Number of loan officers and account executives	336	436	674

Loan Originations
(Dollars in millions)
(unaudited)

	(i) For the Three Months Ended
	December 31,		September 30,		December 31,
Loan type	2009		2009		2008

Residential mortgage loans	$6,902	99.9%	$6,642	99.9%	$5,390	100.0%
Consumer loans	1	—	1	—	4	—
Commercial loans	9	0.1	4	0.1	11	—

Total loan production	$6,912	100.0%	$6,647	100.0%	$5,405	100.0%

	(ii) For the Year Ended
	December 31,		December 31,
Loan type	2009		2008

Residential mortgage loans	$32,331	99.9%	$27,990	99.0%
Consumer loans	6	—	110	0.3
Commercial loans	38	0.1	206	0.7

Total loan production	$32,375	100.0%	$28,306	100.0%

Loans Held for Investment
(Dollars in thousands)
(unaudited)

Description	December 31, 2009		September 30, 2009		December 31, 2008

First mortgage loans	$4,990,994	64.7%	$5,304,950	65.2%	$5,958,748	65.6%
Second mortgage loans	221,626	2.9	236,239	2.9	287,350	3.2
Commercial real estate loans	1,600,271	20.7	1,677,106	20.6	1,779,363	19.6
Construction loans	16,642	0.2	22,906	0.3	54,749	0.6
Warehouse lending	448,567	5.8	425,861	5.2	434,140	4.8
Consumer loans	423,842	5.5	452,548	5.6	543,102	6.0
Non-real estate commercial	12,366	0.2	13,887	0.2	24,668	0.2

Total loans held for investment	$7,714,308	100.0%	$8,133,497	100.0%	$9,082,120	100.0%

Allowance for Loan Losses
(Dollars in thousands)
(unaudited)

	(iii)	(iv) For the Three Months Ended			(v)	(vi) For the Year Ended
		December 31,	September 30,	December 31,		December 31,	December 31,
		2009	2009	2008		2009	2008
DESCRIPTION		(000’s)	(000’s)	(000’s)		(000’s)	(000’s)

Beginning Balance		$(528,000)	$(474,000)	$(224,000)		$(376,000)	$(104,000)
Provision for losses		(94,950)	(125,544)	(176,255)		(504,369)	(343,963)
Charge offs, net of recoveries
First mortgage loans		32,782	36,772	16,595		124,889	44,349
Second mortgage loans		10,597	7,222	1,681		41,806	2,980
Commercial R/E loans		42,311	15,724	2,451		144,963	14,736
Construction loans		434	951	1,703		2,887	1,872
Warehouse		614	—	169		1,111	1,001
Consumer
HELOC		10,160	9,711	790		34,986	4,140
Other consumer loans		1,391	638	420		3,788	1,390
Other		661	526	446		1,939	1,495

Charge-offs, net of recoveries		98,950	71,544	24,255		356,369	71,963

Ending Balance		$(524,000)	$(528,000)	$(376,000)		$(524,000)	$(376,000)

Composition of Allowance for Loan Losses
As of December 31, 2009
(In thousands)

Description	General Reserves	Specific Reserves	Total

First mortgage loans	$235,030	$33,723	$268,753
Second mortgage loans	40,887	—	40,887
Commercial real estate loans	46,274	108,173	154,447
Construction loans	1,985	403	2,388
Warehouse lending	1,809	1,957	3,766
Consumer loans	40,232	410	40,642
Non-real estate commercial	825	2,151	2,976
Other and unallocated	10,141	—	10,141

Total allowance for loan losses	$377,183	$146,817	$524,000

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	(vii)	(viii) For the Three Months Ended
		December 31,		September 30,		December 31,
		2009 (1)		2009 (1)		2008
DESCRIPTION		(000’s)	bps	(000’s)	bps	(000’s)	bps

Valuation gain (loss):
Value of interest rate locks		$(30,544)	(43)	$11,405	15	$68,397	120
Value of forward sales		60,838	85	(36,537)	(48)	(82,436)	(145)
Fair value of loans AFS		106,153	149	151,911	200	—	—
LOCOM adjustments on loans HFI		207	—	155	—	552	1

Total valuation gain (loss)		136,654	191	126,934	167	(13,487)	(24)

Sales gains (losses):
Marketing gains		41,614	58	4,372	6	72,822	128
Pair off losses		(35,990)	(50)	(15,776)	(22)	(9,756)	(17)
Sales adjustments		(37,269)	(52)	(4,108)	(5)	(30,729)	(54)
Provision for secondary marketing reserve		(8,532)	(12)	(7,006)	(9)	(2,193)	(4)

Total sales (losses) gains		(40,177)	(56)	(22,518)	(30)	30,144	53

Net gain on loan sales and securitizations		$96,477	135	$104,416	137	$16,657	29

Total loan sales and securitizations		$7,143,242		$7,606,304		$5,711,405

(1)	On January 1, 2009, the Company adopted fair value accounting for its residential first mortgage loans held for sale and originated on or after that date.

	For the Twelve Months Ended December 31,
	2009 (1)		2008
DESCRIPTION	(000’s)	bps	(000’s)	bps

Valuation gains (losses):
Value of interest rate locks	$(68,552)	(21)	$52,484	19
Value of forward sales	89,020	27	(47,752)	(15)
Fair value of loans AFS	530,694	164	—	—
LOCOM adjustments on loans HFI	(68)	—	(34,179)	(12)

Total valuation gain (loss)	551,094	170	(29,447)	(8)

Sales gains (losses):
Marketing gains	144,813	45	377,464	136
Pair off gain (loss)	(41,564)	(13)	(24,678)	(9)
Sales adjustments	(126,623)	(39)	(166,898)	(62)
Provision for secondary marketing reserve	(26,470)	(8)	(10,381)	(4)

Total sales (losses) gains	(49,844)	(15)	175,507	61

Net gain on loan sales and securitizations	$501,250	155	146,060	53

Total loan sales and securitizations	$32,326,643		$27,787,884

Asset Quality
(Dollars in thousands)
(unaudited)

	December 31, 2009		September 30, 2009		December 31, 2008
		% of		% of		% of
Days delinquent	Balance	Total	Balance	Total	Balance	Total
30	$143,500	1.9%	$118,597	1.5%	$145,407	1.6%
60	87,625	1.1	100,078	1.2	111,404	1.5
90 + and matured delinquent	1,071,636	13.9	1,055,358	13.0	722,301	7.7%

Total	$1,302,761	16.9%	$1,274,033	15.7%	$979,112	10.8%

Loans held for investment	$7,714,308		$8,133,497		$9,082,121
NON-PERFORMING LOANS AND ASSETS

	December 31,	September 30,	December 31,
	2009	2009	2008

Non-performing loans	$1,071,636	$1,055,358	$722,301
Real estate owned	176,968	164,898	109,297
Repurchased assets/non-performing assets	45,697	26,601	16,454

Non-performing assets	$1,294,301	$1,246,857	$848,052

Non-performing loans as a percentage of loans held for investment	13.89%	12.98%	7.95%
Non-performing assets as a percentage of total assets	9.24%	8.41%	5.97%
Deposit Portfolio
(Dollars in thousands)
(unaudited)

	December 31, 2009		September 30, 2009		December 31, 2008
Description	Balance	Rate	Balance	Rate	Balance	Rate
Demand deposits	$546,218	0.38%	$471,847	0.30%	$416,920	0.47%
Savings deposits	724,278	0.73	660,786	1.22	407,501	2.24
Money market deposits	632,099	0.56	747,507	1.58	561,909	2.61
Certificates of deposits	3,552,090	2.94	3,819,351	3.41	3,967,985	3.94

Total retail deposits	5,454,685	2.12	5,699,491	2.66	5,354,315	3.39
Company controlled custodial deposits	756,423	—	951,780	—	535,494	—
Municipal deposits / CDARS	620,235	0.64	650,666	0.79	597,638	2.84
Wholesale deposits	1,947,126	2.57	1,232,031	3.56	1,353,558	4.41

Total deposits	$8,778,469	1.93%	$8,533,968	2.35%	$7,841,005	3.30%

Pre-tax, pre-credit-cost Income
(Non GAAP measure)
(Dollars in millions)
(Unaudited)

	For the Three Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008

Loss before tax provision / benefit	$(66.9)	$(178.6)	$(336.0)

Add back:
Provision for loan losses	95.0	125.5	176.3
Asset resolution	26.9	26.8	16.4
Other than temporary impairment on investments AFS	6.7	2.9	62.4
Secondary marketing reserve provision	35.8	27.6	19.7
Write down of residual interests	16.2	50.7	(1.8)
Reserve increase for reinsurance	—	3.9	10.0

Total credit-related-costs:	180.6	237.4	283.0

Pre-tax, pre-credit-cost income (expense)	$113.7	$58.8	$(53.0)

	For the Twelve Months Ended
	December 31, 2009	December 31, 2008

Loss before tax provision / benefit	$(441.7)	$(423.4)

Add back:
Provision for loan losses	504.4	344.0
Asset resolution	96.6	46.2
Other than temporary impairment on investments AFS	27.1	62.4
Secondary marketing reserve provision	102.1	27.5
Write down of residual interests	82.9	24.6
Reserve increase for reinsurance	24.8	14.8

Total credit-related-costs:	837.9	519.5

Pre-tax, pre-credit-cost income	$396.2	$96.1